RESIGNATION AGREEMENT

     THIS RESIGNATION AGREEMENT (this "Agreement"), is entered into as of July 14, 2000 by and among Hudson United Bancorp ("HUB"), and William Lamb (hereinafter referred to as "Lamb").

                                   BACKGROUND

     WHEREAS, Lamb is currently a member of the Board of Directors of HUB; and

     WHEREAS, Lamb is resigning, effective today, as a Director of HUB and will not be a nominee for election as a Director of HUB at the 2000 Annual Meeting of HUB; and

     WHEREAS, Lamb desires to sell, and desires to have certain persons and entities affiliated with him and listed on Exhibit A hereto (the "Lamb Affiliates") sell, an aggregate of 524,252.406 shares of HUB common stock, which shares are listed on Exhibit A hereto (the "Shares") to HUB at a price which is a premium above the current market price of HUB common stock, desires to sell options to acquire an aggregate of 15,827.38 shares of his HUB common stock, which options are listed on Exhibit B hereto (the "Options") to HUB at a price equal to the spread between the exercise price therefor (the "Strike Price") and an amount which is a premium above the current market price of HUB common stock, and desires to receive a retainer from HUB as described herein (the "Retainer"); and

     WHEREAS, in consideration of HUB's agreement to purchase the Shares and the Options as set forth herein and the additional benefits being given to Lamb with respect to the Retainer, Lamb has agreed to be subject to the terms and conditions of this Agreement and, on or before the Closing Date referred to herein at which their Shares are purchased, the Lamb Affiliates will execute and deliver to HUB a copy of this Agreement agreeing to be bound by the provisions of Article III hereof.

     NOW, THEREFORE, for good and valuable consideration, HUB and Lamb (and with respect to Article III the Lamb Affiliates who execute and deliver to HUB a copy of this Agreement), each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                TERM OF AGREEMENT

     The term of the covenants under this Agreement shall commence on the date hereof, and shall continue in effect for a period of five (5) years (hereinafter the "Term").

                                   ARTICLE II

                                 STOCK PURCHASE

     2.1 PURCHASE AND SALE OF SHARES AND OPTIONS. Subject to the terms and conditions of this Agreement, HUB agrees to purchase and acquire from Lamb and the Lamb Affiliates, and Lamb agrees to sell, assign, transfer and deliver to HUB (or cause the Lamb Affiliates to sell, assign, transfer and deliver to HUB, as the case may be) the Shares and the Options, free and clear of all liens or encumbrances. Lamb represents and warrants that all the Shares were beneficially owned by him or his immediate family for a period of more than six (6) months and that the Shares listed on Exhibit A hereto represent all of the Shares beneficially owned by him and all of the Shares beneficially owned by his family. Lamb represents and warrants that the information with respect to the Options shown on Exhibit B hereto, including the Strike Price per Option, is correct. The purchase and sale of the Shares and the Options shall occur on a date mutually agreed by HUB and Lamb, but not later than July 17, 2000 (the "Closing Date").

     2.2 PURCHASE PRICE FOR SHARES AND OPTIONS. As consideration for the Shares, HUB shall pay to Lamb (or to Lamb and one or more of the Lamb Affiliates if so directed by Lamb in writing), on the Closing Date, against delivery of the Shares, $25.625 per Share. Based on all 524,252.406 Shares being purchased and sold, the total consideration for the Shares would be $13,433,967.90. As consideration for the Options, HUB shall pay to Lamb, on the Closing Date, against delivery of the Options, the excess of $25.625 over the Strike Price for each Option. Based on all 15,827.38 Options being purchased and sold, the total consideration for the Options would be $ 88,690.63. Payment shall be made by wire transfer in immediately available funds to an account specified by Lamb in writing (or divided among multiple accounts as specified by Lamb in writing). Purchase and sale of the Shares and Options on the Closing Date is referred to herein as the "Closing".

     2.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT. The parties shall consult the Wall Street Journal to determine the closing price of HUB common stock on each trading day during the period (the "Measurement Period") beginning on July 14, 2000 and ending on (and including) September 8, 2000. At the conclusion of the Measurement Period, the parties shall determine the average of the five highest closing prices during the Measurement Period (the "Five High Day Average"). If the Five High Day Average exceeds $25.625, then on September 11, 2000, HUB shall pay to Lamb (or to Lamb and one or more of the Lamb Affiliates if so directed by Lamb in writing) as additional consideration for the Shares (by wire transfer in immediately available funds to the account, or divided among the accounts, as previously specified by Lamb in writing) an amount equal to such excess multiplied by the number of Shares which HUB had purchased at the Closing. If the Five High Day Average exceeds $25.625, then on September 11, 2000, HUB shall pay to Lamb as additional consideration for the Options (by wire transfer in immediately available funds to the account, or divided among the accounts, as previously specified by Lamb in writing) an amount equal to such excess multiplied by the number of Options which HUB had purchased at the Closing.

                                   ARTICLE III

                                   STANDSTILL

     Lamb agrees that he will not, and he will cause his immediate family not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses (i) through (vii) below. Each Lamb Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will not, will cause his or her spouse (if any) not to, and will urge the rest of his or her immediate family (if any) not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses (i) through (vii) below:

          (i) beneficially own any voting securities of HUB,

          (ii) propose to HUB or any other person any transaction between any person or entity with whom Lamb is affiliated, whether directly or indirectly, as shareholder, employee, director, officer, principal or agent, or in any other capacity, and HUB and/or its security holders or involving any of its securities or security holders,

          (iii) assist, advise or encourage any other persons in acquiring, directly or indirectly, control of HUB or any of HUB's securities, businesses or assets,

          (iv) solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to any matter which has been recommended by the majority of members of the Board of Directors of HUB or in favor of any matter which has not been approved by a majority of the Directors of HUB,

          (v) act to seek to affect or influence the control of the management or Board of Directors of HUB or its business operations or affairs, or make any public statements with respect thereto,

          (vi) act for the purpose of acquiring, holding, voting or disposing of voting securities of the Company, or otherwise become a "person" or a member of a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or

          (vii) aid or abet or otherwise induce any person to take any of the actions enumerated in (i) through (vi) of this Article III.

     Lamb agrees that he will, and he will cause his immediate family to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management. Each Lamb Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will, will cause his or her spouse (if any) to, and will urge the rest of his or her immediate family (if any) to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management.

                                   ARTICLE IV

                                NON-DISPARAGEMENT

     During the Term, Lamb shall not directly or indirectly himself or through his immediate family make or cause to be made any written or oral statement disseminated outside his immediate family which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage HUB or a subsidiary of HUB, or any director, officer or employee of HUB or of any of its subsidiaries with respect to any matter relating to or reflecting on their business or the conduct of their business.

     Lamb understands and agrees that the promises made by him and contained in this Article IV are essential to HUB, and agrees that any breach of his obligations under this Article IV will immediately render Lamb obligated to repay the Retainer to HUB. This forfeiture provision is intended to provide for a complete forfeiture of Lamb's rights to the retainer benefits in the event of the breach of his obligations under this Article IV, and the terms of any letter or retainer agreement which the parties may enter into in connection with the Retainer will reflect the requirement of this forfeiture agreement.

     During the Term, HUB shall not, and shall cause its subsidiaries or other entities over which it exercises control not to, directly or indirectly itself or through its directors or officers make or cause to be made any written or oral statement disseminated outside of HUB or such subsidiaries or other entities which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage Lamb with respect to any matter relating to or reflecting on Lamb's service as a director of HUB or its predecessors or affiliates, or on the businesses conducted by Lamb or his conduct with respect to those businesses.

                                    ARTICLE V

                                    RETAINER

     On January 2, 2001, HUB shall pay to Lamb the sum of $800,000 (the "Retainer"), which amount is a retainer for legal services to be performed and business advice to be provided by Lamb (collectively the "Services") during the Term. During the Term Lamb shall make himself available at mutually agreeable times and places, and as reasonably requested by HUB, to perform the Services, for which Lamb shall credit the Retainer at his regular billing rates then in effect for providing similar services. Provided that Lamb has made himself reasonably available to perform the Services during the Term, Lamb shall have no obligation to perform further services after the

Term even if the Retainer has not been fully applied as set forth above and HUB shall in no event be obligated to pay Lamb amounts in excess of the Retainer. The amount of the Retainer shall be placed in escrow by HUB, subject to an escrow agreement to be entered into and funded by July 21, 2000 in substantially the form of Exhibit C hereto.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 SPECIFIC PERFORMANCE. In the event of an actual or threatened breach by Lamb of any of the covenants contained in this Agreement, it is agreed that HUB and its respective successors shall be entitled, in addition to any other remedies at law, to injunctive relief restraining Lamb from committing or attempting such breach.

     6.2 CHANGES. This Agreement may not be modified, changed, amended, or altered except in a writing signed by Lamb and HUB.

     6.3 NOTICES. All notices given or required to be given herein shall be in writing and be hand-delivered or sent by United States first-class certified or registered mail, return receipt requested, postage prepaid, to Lamb at the last-known residence or business address for Lamb, and to HUB at the principal executive office for HUB (or any successor thereto), to the attention of the Chief Executive Officer. All such notices shall be effective when received or open refusal of the addressee to accept delivery. Either party by a notice in writing to the other party may change or designate the place for receipt of such notices.

     6.4 NON-ASSIGNABILITY. This Agreement is personal to each of the parties and none of the parties may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

     6.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated hereby, and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     6.6 GOVERNING LAW. This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of New Jersey.

     6.7 JURISDICTION; SERVICE. The federal and state courts located within the State of New Jersey shall have exclusive jurisdiction with respect to any legal proceeding brought to enforce any aspect of this Agreement. Service of process may be effected by regular mail to the corporate headquarters of HUB and to the last known residence or business address of Lamb.

     6.8 LEGAL FEES. HUB shall reimburse Lamb for the reasonable legal fees and expenses incurred by Lamb in connection with the negotiation of this Agreement not to exceed $5,000 ($10,000 when combined with fees and expenses for Betsy Cohen).

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first written above.

                                                 HUDSON UNITED BANCORP


                                                 By: ___________________________
                                                        Kenneth T. Neilson
                                                        Chairman, President and
                                                        Chief Executive Officer




                                                 -------------------------------
                                                 WILLIAM LAMB



The undersigned "Lamb Affiliates" have executed and delivered to HUB a copy of this Agreement, thereby evidencing our intent to be bound by Article III hereof:




                                                --------------------------------



                                                --------------------------------



                                                --------------------------------



                                                --------------------------------



                                                --------------------------------